                                                           EXHIBIT NO. 99.17(d)

[Logo] M F S (R)
INVESTMENT MANAGEMENT
We invented the mutual fund(R)

                               [Graphic Omitted]

                               MFS(R) LIMITED
                               MATURITY FUND

                               SEMIANNUAL REPORT o OCTOBER 31, 1999

TABLE OF CONTENTS

Letter from the Chairman ..................................................  1
Management Review and Outlook .............................................  3
Performance Summary .......................................................  7
Portfolio of Investments .................................................. 10
Financial Statements ...................................................... 14
Notes to Financial Statements ............................................. 21
MFS' Year 2000 Readiness Disclosure ....................................... 27
Trustees and Officers ..................................................... 29

       MFS ORIGINAL RESEARCH(R)

       RESEARCH HAS BEEN CENTRAL TO INVESTMENT MANAGEMENT AT MFS
       SINCE 1932, WHEN WE CREATED ONE OF THE FIRST IN-HOUSE
       RESEARCH DEPARTMENTS IN THE MUTUAL FUND                              (SM)
       INDUSTRY. ORIGINAL RESEARCH(SM) AT MFS IS MORE          ORIGINAL RESEARCH
       THAN JUST CRUNCHING NUMBERS AND CREATING
       ECONOMIC MODELS: IT'S GETTING TO KNOW                           MFS
       EACH SECURITY AND EACH COMPANY PERSONALLY.
                                                              MAKES A DIFFERENCE

--------------------------------------------------------------------------------
NOT FDIC INSURED                MAY LOSE VALUE                NO BANK GUARANTEE
--------------------------------------------------------------------------------

LETTER FROM THE CHAIRMAN

[Photo of Jeffrey L. Shames]
     Jeffrey L. Shames

Dear Shareholders,

The current investment and economic environment bears little resemblance to last year's. One year ago, global economies were floundering, and the crisis in Asia threatened an already weak U.S. economy. Corporate earnings were flat, and economists used the word "deflation" for the first time in recent memory. Entering 1999, expectations for corporate earnings growth were lowered dramatically. In an attempt to foster U.S. growth, the Federal Reserve Board (the Fed) lowered interest rates.

As a result, this year the U.S. economy is booming and unemployment is low. Many corporations are focused on improving their profitability, and investors have been rewarded with positive surprises across a variety of industries. Our analysts predict that corporate earnings growth for 1999 will average 12% - 15%.

Global economies also are showing signs of strength, and the Asian crisis has passed. In fact, Japan's economic woes seem to have reached bottom. Although the process is in its infancy, some Japanese corporations not only are talking about restructuring and cost cutting, they also are beginning to take action, looking within to become more competitive and improve returns on equity. While still lagging the United States, Europe is beginning to restructure and consolidate. These signs of international growth have contributed to concerns that the U.S. economy now may be too strong. In June, and again in August, the Fed raised rates by one-quarter of a percentage point to help ward off the specter of inflation.

After an unprecedented four years of 20% annual returns in the U.S. equity market, we fear that many investors have become accustomed to high returns and have lost sight of the risks they take on to achieve them. In the current market many investors are taking on additional risk - whether through day trading or investing in speculative Internet stocks.

Risks are as much a part of the market today as they were one year ago. We believe the market remains overvalued, with stocks priced 30% above our analysts' earnings projections. And market narrowness has not abated; the top 25 stocks in the Standard & Poor's 500 Composite Index, a popular, unmanaged index of common stock total return performance, are still the most overvalued. Such extreme overvaluation makes the stock market sensitive to interest-rate news and any negative earnings surprises. The Year 2000 (Y2K) computer problem is another factor causing investor concern. While we believe corporate America is well prepared to address any Y2K situations that may arise at year-end, no one can predict investor behavior. In our opinion, it is investor behavior that has the greatest potential to create market volatility.

We believe the best way to address Y2K and other market risks is through our continuing commitment to MFS Original Research(R) and our fundamental investment tenet of long-term investing. Whether markets are up or down, MFS analysts focus on analyzing industries and visiting companies to determine the long-term winners and the prices that will make them attractive opportunities. Because all companies will not benefit equally from the improving international environment, bottom-up research remains critical to identifying those that we believe are successfully restructuring, consolidating, and gaining market share.

Changes in market and economic conditions can't be predicted but should always be expected. The changes we have seen over the past year only reinforce our commitment to long-term planning and investing. We believe volatility helps to create opportunity for long-term investors to buy solid companies at attractive prices. For this reason, we are continuing to expand our domestic and international capabilities to ensure that MFS has primary, in-house research on companies worldwide. We believe that we have built the right investment team, backed by MFS Original Research, to take advantage of those opportunities for our shareholders.

We appreciate your confidence and welcome any questions or comments you may have.

    Respectfully,

/s/ Jeffrey L. Shames

    Jeffrey L. Shames
    Chairman and Chief Executive Officer
    MFS Investment Management(R)

    November 15, 1999

MANAGEMENT REVIEW AND OUTLOOK

[Photo of James J. Calmas]
     James J. Calmas

For the six months ended October 31, 1999, Class A shares of the Fund provided a total return of 1.22%, Class B shares 0.83%, Class C shares 0.79%, and Class I shares 1.30%. These returns include the reinvestment of any distributions but exclude the effects of any sales charges.

During the same period, the average short-term investment-grade debt fund tracked by Lipper Analytical Services, Inc., an independent firm that reports mutual fund performance, returned 1.14%. The Fund's results also compare to a 1.74% return for the Lehman Brothers One- to Three-Year Government/Corporate Bond Index (the Lehman Index), an unmanaged index of coupon-bearing U.S. Treasury issues, debt of agencies of the U.S. government, and corporate debt rated "Baa" or higher by Moody's Investors Service, Inc.

Q.  WHY DID THE FUND SLIGHTLY UNDERPERFORM THE LEHMAN INDEX?

A. Over the period, corporate bonds, which represent a higher proportion of the Fund's assets than those of the index, did not perform as well as expected. Their underperformance came mostly during August and September, when there was a surge of bond issues from corporations. We believe that many companies at that time were concerned about possible liquidity problems at the end of this year and were motivated to move early to ensure adequate financing for the coming year. This oversupply pushed down corporate bond prices and hurt performance.

Q.  WHY DO YOU OWN ASSET-BACKED SECURITIES?

A. Asset-backed securities are credit card receivables, home equity loans, and auto loans. Nearly one-quarter of the portfolio's assets are invested in these bonds, which we own because of their high "AAA"-rated quality, attractive yields, and the diversification they offer the Fund. For some of these, we are getting yields similar to lower-rated bonds without as much risk. For example, we own bonds backed by a diversified, packaged, and credit-enhanced group of car loans issued by Ford Motor which are "AAA"-rated. These have similar yields to those issued by Ford Motor Co., which are only "A"-rated debt.

Q.  WHAT IS THE ALLOCATION OF ASSETS TO DIFFERENT TYPES OF BONDS?

A. The breakdown is 42.8% to high-grade corporates, 24.7% to asset-backed securities, 9.5% to cash, 8.8% to mortgage-backed securities, 8.3% to Yankees (many of the "AAA"-rated dollar-denominated bonds issued in the United States by foreign governments and corporations), and 2.0% to emerging markets. We are holding a relatively large amount of cash in order to handle any end of year liquidity concerns. We are also holding some floating-rate securities, notes whose interest rates are tied to a money market index, so that if interest rates go up, these short-term issues may help provide some additional return.

Q.  CAN YOU COMMENT ON THE CREDIT QUALITY OF THE CORPORATE BONDS IN THE FUND?

A. The prospectus states that bonds must be investment grade, that is "BBB"- through "AAA"-rated, when we purchase them. We have been upgrading the overall credit quality during the past 18 months in response to a gradual rise in default rates over the past several years, with our analysts having no difficulty finding bonds in the upper range of "A" to "AAA." But if we identify companies issuing bonds in the lower range whose risks we believe we will be compensated for, then we may certainly consider those issues.

Q.  WHERE DO YOU SEE OPPORTUNITIES FOR THE FUND?

A. We continue to favor bonds issued by telecommunications companies. There's a lot of consolidation in the industry -- we own bonds issued by Sprint Spectrum, for example. We need to make sure that any mergers will not hurt the credit profile of companies that we own. Utilities are another promising sector because of consolidation. Utilities are also rationalizing their businesses, that is, making sure that their businesses make sense in terms of their strengths and the market environment. For example, Boston Edison is getting out of electricity generation to focus on transmission and distribution.

Q.  LOOKING AHEAD, HOW DO YOU SEE INTEREST RATES AFFECTING THE FUND?

A. The bond markets reacted calmly to the two interest-rate increases so far this year, and we don't think any future increase should cause a major sell-off in the bond market. We believe that the additional yield from our corporate bond holdings may provide some cushion if rates were to rise. We think inflation has been kept in check; therefore, we have kept the duration of our bonds (which indicates a portfolio's sensitivity to changes in interest rates) the same as the Lehman Index. Currently, the duration is approximately 1.7 years.

/s/ James J. Calmas

    James J. Calmas
    Portfolio Manager

The opinions expressed in this report are those of the portfolio manager and are current only through the end of the period of the report as stated on the cover. The manager's views are subject to change at any time based on market and other conditions, and no forecasts can be guaranteed.

It is not possible to invest directly in an index.

--------------------------------------------------------------------------------
PORTFOLIO MANAGER'S PROFILE
--------------------------------------------------------------------------------

JAMES J. CALMAS IS VICE PRESIDENT OF MFS INVESTMENT MANAGEMENT(R) AND PORTFOLIO MANAGER OF MFS(R) INTERMEDIATE INCOME FUND, MFS(R) LIMITED MATURITY FUND, AND MFS(R) LIMITED MATURITY SERIES (PART OF MFS(R) VARIABLE INSURANCE TRUST(SM)). MR. CALMAS JOINED MFS IN 1988 AND WAS NAMED ASSISTANT VICE PRESIDENT IN 1991, VICE PRESIDENT IN 1993, AND PORTFOLIO MANAGER IN 1998.

HE IS A GRADUATE OF DARTMOUTH COLLEGE AND HOLDS AN M.B.A. DEGREE FROM THE AMOS TUCK SCHOOL OF BUSINESS ADMINISTRATION OF DARTMOUTH COLLEGE.

ALL PORTFOLIO MANAGERS AT MFS INVESTMENT MANAGEMENT(R) ARE SUPPORTED BY AN INVESTMENT STAFF OF OVER 100 PROFESSIONALS UTILIZING MFS ORIGINAL RESEARCH(R), A COMPANY-ORIENTED, BOTTOM-UP PROCESS OF SELECTING SECURITIES.

This report is prepared for the general information of shareholders. It is authorized for distribution to prospective investors only when preceded or accompanied by a current prospectus. A prospectus containing more information, including the exchange privilege and all charges and expenses, for any other MFS product is available from your financial consultant, or by calling MFS at 1-800-225-2606. Please read it carefully before investing or sending money.

--------------------------------------------------------------------------------
FUND FACTS
--------------------------------------------------------------------------------

OBJECTIVE:              SEEKS AS HIGH A LEVEL OF CURRENT INCOME AS IS BELIEVED
                        TO BE CONSISTENT WITH PRUDENT INVESTMENT RISK. THE FUND
                        ALSO SEEKS TO PROTECT SHAREHOLDERS' CAPITAL.

COMMENCEMENT OF
INVESTMENT OPERATIONS:  FEBRUARY 26, 1992

CLASS INCEPTION:        CLASS A  FEBRUARY 26, 1992
                        CLASS B  SEPTEMBER 7, 1993
                        CLASS C  JULY 1, 1994
                        CLASS I   JANUARY 2, 1997

SIZE:                   $205.1 MILLION NET ASSETS AS OF OCTOBER 31, 1999

PERFORMANCE SUMMARY

Because mutual funds are designed for investors with long-term goals, we have provided cumulative results as well as the average annual total returns for the applicable time periods. Investment results reflect the percentage change in net asset value, including reinvestment of dividends. (See Notes to Performance Summary.)

AVERAGE ANNUAL AND CUMULATIVE TOTAL RATES OF RETURN
THROUGH OCTOBER 31, 1999

CLASS A
                                               6 Months       1 Year      3 Years      5 Years        Life*
-------------------------------------------------------------------------------------------------------------
Cumulative Total Return Excluding Sales
  Charge                                         +1.22%       +3.13%      +14.40%      +32.59%      +51.02%
-------------------------------------------------------------------------------------------------------------
Average Annual Total Return Excluding
  Sales Charge                                     --         +3.13%      + 4.59%      + 5.80%      + 5.51%
-------------------------------------------------------------------------------------------------------------
Average Annual Total Return Including
  Sales Charge                                     --         +0.55%      + 3.71%      + 5.27%      + 5.17%
-------------------------------------------------------------------------------------------------------------
CLASS B
                                               6 Months       1 Year      3 Years      5 Years        Life*
-------------------------------------------------------------------------------------------------------------
Cumulative Total Return Excluding Sales
  Charge                                         +0.83%       +2.49%      +11.62%      +27.31%      +43.39%
-------------------------------------------------------------------------------------------------------------
Average Annual Total Return Excluding
  Sales Charge                                     --         +2.49%      + 3.73%      + 4.95%      + 4.81%
-------------------------------------------------------------------------------------------------------------
Average Annual Total Return Including
  Sales Charge                                     --         -1.41%      + 2.84%      + 4.63%      + 4.81%
-------------------------------------------------------------------------------------------------------------
CLASS C
                                               6 Months       1 Year      3 Years      5 Years        Life*
-------------------------------------------------------------------------------------------------------------
Cumulative Total Return Excluding Sales
  Charge                                         +0.79%       +2.26%      +11.22%      +26.92%      +44.01%
-------------------------------------------------------------------------------------------------------------
Average Annual Total Return Excluding
  Sales Charge                                     --         +2.26%      + 3.61%      + 4.88%      + 4.87%
-------------------------------------------------------------------------------------------------------------
Average Annual Total Return Including
  Sales Charge                                     --         +1.28%      + 3.61%      + 4.88%      + 4.87%
-------------------------------------------------------------------------------------------------------------
CLASS I
                                               6 Months       1 Year      3 Years      5 Years        Life*
-------------------------------------------------------------------------------------------------------------
Cumulative Total Return Excluding Sales
  Charge                                         +1.30%       +3.29%      +14.58%      +32.80%      +51.25%
-------------------------------------------------------------------------------------------------------------
Average Annual Total Return Excluding
  Sales Charge                                     --         +3.29%      + 4.64%      + 5.84%      + 5.54%
-------------------------------------------------------------------------------------------------------------
* For the period from the commencement of the Fund's investment operations, February 26, 1992, through October 31, 1999.

NOTES TO PERFORMANCE SUMMARY

Class A Share Performance Including Sales Charge takes into account the deduction of the maximum 2.50% sales charge. Class B Share Performance Including Sales Charge takes into account the deduction of the applicable contingent deferred sales charge (CDSC), which declines over six years from 4% to 0%. Class C Share Peformance Including Sales Charge takes into account the deduction of the 1% CDSC applicable to Class C shares redeemed within 12 months. Class I shares have no sales charge and are only available to certain institutional investors.

Class B, C, and I share performance include the performance of the Fund's Class A shares for periods prior to their inception (blended performance). Class B and C blended performance has been adjusted to take into account the CDSC applicable to Class B and C shares rather than the initial sales charge (load) applicable to Class A shares. Class I share blended performance has been adjusted to account for the fact that Class I shares have no sales charge. These blended performance figures have not been adjusted to take into account differences in class-specific operating expenses. Because operating expenses of Class B and C shares are higher than those of Class A, the blended Class B and C share performance is higher than it would have been had Class B and C shares been offered for the entire period. Conversely, because operating expenses of Class I shares are lower than those of Class A, the blended Class I share performance is lower than it would have been had Class I shares been offered for the entire period.

All performance results reflect any applicable expense subsidies and waivers, without which the results would have been less favorable. Subsidies and waivers may be rescinded at any time. See the prospectus for details. All results are historical and assume the reinvestment of capital gains.

INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE, AND SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

PORTFOLIO CONCENTRATION AS OF OCTOBER 31, 1999

QUALITY RATINGS (U.S. PORTION ONLY)
Source: Standard & Poor's and Moody's
"AAA"                              32.8%
"AA"                                2.7%
"A"                                21.1%
"BBB"                              27.1%
"BB"                                2.3%
Not Rated                           0.3%
Governments                        13.7%

The portfolio is actively managed, and current holdings may be different.

PORTFOLIO OF INVESTMENTS (Unaudited) -- October 31, 1999

Bonds - 91.9%
-------------------------------------------------------------------------------
                                                 PRINCIPAL AMOUNT
ISSUER                                              (000 OMITTED)         VALUE
-------------------------------------------------------------------------------
U.S. Bonds - 81.7%
  Airlines - 0.5%
    Delta Airlines, Inc., 6.65s, 2004                    $  1,151  $  1,115,181
-------------------------------------------------------------------------------
  Apparel and Textiles - 0.6%
    Jones Apparel Group, Inc., 6.25s, 2001               $  1,280  $  1,255,654
-------------------------------------------------------------------------------
  Automotive - 3.7%
    DaimlerChrysler NA Holding Corp., 6.63s, 2001        $  2,653  $  2,656,979
    Ford Capital BV, 9.875s, 2002                           1,800     1,927,152
    Ford Motor Credit Co., 6.446s, 2002                     3,000     3,016,110
                                                                   ------------
                                                                   $  7,600,241
-------------------------------------------------------------------------------
  Banks and Credit Companies - 4.3%
    Fleet Boston Corp., 9.9s, 2001                       $  2,017  $  2,116,458
    Great Western Financial Corp., 6.375s, 2000             2,366     2,364,817
    GS Escrow Corp., 6.75s, 2001                            1,903     1,853,855
    Providian National Bank, 6.75s, 2002                    2,563     2,509,895
                                                                   ------------
                                                                   $  8,845,025
-------------------------------------------------------------------------------
  Conglomerates - 1.0%
    General Electric Capital Corp., 6.52s, 2002          $  2,127  $  2,119,343
-------------------------------------------------------------------------------
  Consumer Goods and Services - 1.1%
    Hilfiger (Tommy) USA, Inc., 6.5s, 2003               $  2,283  $  2,187,160
-------------------------------------------------------------------------------
  Containers - 2.1%
    Owens-Illinois, Inc., 11s, 2003                      $  4,058  $  4,200,030
-------------------------------------------------------------------------------
  Corporate Asset Backed - 24.5%
    Aames Mortgage Trust, 6.75s, 2021                    $  3,889  $  3,857,402
    American Express Credit Account Trust, 5.6s, 2006       1,000       957,180
    Americredit Automobile Receivables Trust,
      5.78s, 2003                                           2,050     2,019,891
    Amresco Residential Securities Mortgage Loan,
      5.94s, 2015                                           4,039     3,996,717
    Banamex Credit Card Merchant Voucher, 6.25s, 2003#      6,663     6,589,934
    BankBoston Home Equity Loan Trust, 5.89s, 2013          1,894     1,862,113
    Chase Credit Card Master Trust, 5.666s, 2004            2,815     2,817,618
    Citibank Credit Card Master Trust I, 5.5s, 2006         1,993     1,898,950
    First Chicago Master Trust II, 5.686s, 2003             3,106     3,111,808
    Fleet Credit Card Master Trust II, 5.63s, 2007          2,505     2,505,000
    Ford Credit Auto Owner Trust, 5.31s, 2001                 806       803,962
    Ford Credit Auto Owner Trust, 6.2s, 2002                2,402     2,398,997
    GE Capital Mortgage Services, Inc., 6.035s, 2020        2,035     1,963,139
    Green Tree Financial Corp., 6.04s, 2029                 3,407     3,389,774
    Green Tree Financial Corp., 6.39s, 2029                 1,387     1,386,827
    MBNA Master Credit Card Trust II, 5.25s, 2006           2,374     2,256,772
    Merrill Lynch Mortgage Investors, Inc., 5.65s, 2030     1,802     1,713,038
    Partners First Credit Card Master Trust, 5.506s, 2004   3,400     3,395,750
    Pemex Finance Ltd., 5.72s, 2003#                        1,010       965,924
    Providian Home Equity Loan Trust, 5.7s, 2025              887       885,158
    SLM Student Loan Trust, 5.574s, 2009                    1,470     1,445,194
                                                                   ------------
                                                                   $ 50,221,148
-------------------------------------------------------------------------------
  Entertainment - 1.0%
    Time Warner Pass-Through Asset Trust, 6.1s, 2001#    $  2,103  $  2,072,359
-------------------------------------------------------------------------------
  Financial Institutions - 4.4%
    Aristar, Inc., 7.375s, 2004                          $  1,860  $  1,871,049
    Countrywide Home Loan, Inc., 6.85s, 2004                2,506     2,481,466
    Lehman Brothers Holdings, Inc., 6.375s, 2001            2,185     2,176,959
    Merrill Lynch & Co., 6.06s, 2001                        2,520     2,498,227
                                                                   ------------
                                                                   $  9,027,701
-------------------------------------------------------------------------------
  Food and Beverage Products - 2.3%
    Seagram (Joseph E) & Sons, Inc., 5.79s, 2001         $  2,470  $  2,430,628
    Whitman Corp., 6s, 2004                                 2,385     2,278,391
                                                                   ------------
                                                                   $  4,709,019
-------------------------------------------------------------------------------
  Forest and Paper Products - 1.2%
    Georgia-Pacific Corp., 9.95s, 2002                   $  2,293  $  2,448,374
-------------------------------------------------------------------------------
  Insurance - 0.9%
    Conseco, Inc., 6.4s, 2001                            $  1,963  $  1,897,033
-------------------------------------------------------------------------------
  Oils - 1.4%
    Occidental Petroleum Corp., 10.125s, 2001            $  2,607  $  2,756,277
-------------------------------------------------------------------------------
  Railroads - 1.0%
    Union Pacific Corp., 6.34s, 2003                     $  2,100  $  2,040,969
-------------------------------------------------------------------------------
  Supermarkets - 1.2%
    Safeway, Inc., 5.875s, 2001                          $  2,430  $  2,382,007
-------------------------------------------------------------------------------
  Telecommunications and Cable - 5.4%
    Comcast Corp., 9.125s, 2006                          $  2,666  $  2,820,308
    Cox Communications Inc., 7s, 2001                       2,025     2,028,625
    Sprint Capital Corp., 5.875s, 2004                        881       842,034
    Sprint Spectrum LP, 11s, 2006                           2,046     2,297,044
    Telecomunicaiones De Puerto Rico, 6.15s, 2002#          2,598     2,553,626
    United States West Communications Inc.,
      7.2s, 2004#                                             500       503,850
                                                                   ------------
                                                                   $ 11,045,487
-------------------------------------------------------------------------------
  Tobacco - 1.0%
    RJ Reynolds Tobacco Holdings, 7.375s, 2003#          $  2,145  $  2,105,961
-------------------------------------------------------------------------------
  Transportation - 1.3%
    Hertz Corp., 6.5s, 2000                              $  2,736  $  2,739,666
-------------------------------------------------------------------------------
  U.S. Federal Agencies - 9.7%
    Federal Home Loan Mortgage Corp., 5.83s, 2013        $  2,015  $  2,002,365
    Federal National Mortgage Assn., 6.75s, 2003            2,087     2,077,583
    Federal National Mortgage Assn., 7s, 2009               5,170     5,161,883
    Federal National Mortgage Assn., 6s, 2014               5,783     5,562,139
    Government National Mortgage Assn., 7.5s,
      2007 - 2011                                           4,711     4,788,807
    Government National Mortgage Assn., 12.5s, 2011           244       278,590
                                                                   ------------
                                                                   $ 19,871,367
-------------------------------------------------------------------------------
  U.S. Treasury Obligations - 3.3%
    U.S. Treasury Notes, 5s, 2001                        $    900  $    891,981
    U.S. Treasury Notes, 5.375s, 2001                         165       164,253
    U.S. Treasury Notes, 5.75s, 2001                        1,325     1,323,754
    U.S. Treasury Notes, 6.25s, 2001                          765       771,097
    U.S. Treasury Notes, 6.5s, 2001##                         900       910,404
    U.S. Treasury Notes, 6s, 2004                           1,176     1,178,752
    U.S. Treasury Notes, 7.875s, 2004                       1,350     1,454,625
                                                                   ------------
                                                                   $  6,694,866
-------------------------------------------------------------------------------
  Utilities - Electric - 8.8%
    Boston Edison Co., 6.8s, 2000                        $  3,175  $  3,178,270
    California Infrastructure, 6.17s, 2003                  2,855     2,848,748
    CMS Panhandle Holding Co., 6.125s, 2004                 1,820     1,738,664
    Commonwealth Edison Transition Funding Trust,
      5.29s, 2003                                           1,894     1,865,552
    Duke Capital Corp., 7.25s, 2004                           848       853,436
    Edison Mission Energy Funding Corp., 6.77s, 2003#       1,817     1,769,324
    Gulf States Utilities Co., 8.21s, 2002                  1,528     1,567,208
    Midamerican Funding LLC, 5.85s, 2001#                   3,039     3,007,011
    Narragansett Electric Co., 7.83s, 2002                    500       513,705
    Salton Sea Funding Corp., 6.69s, 2000                     370       370,488
    Salton Sea Funding Corp., 7.02s, 2000                     390       390,652
                                                                   ------------
                                                                   $ 18,103,058
-------------------------------------------------------------------------------
  Utilities - Gas - 1.0%
    Columbia Gas Systems, Inc., 6.39s, 2000              $  2,127  $  2,116,174
-------------------------------------------------------------------------------
Total U.S. Bonds                                                   $167,554,100
-------------------------------------------------------------------------------
Foreign Bonds - 10.2%
  Argentina - 0.4%
    Republic of Argentina, 0s, 2001                      $    941  $    832,785
-------------------------------------------------------------------------------
  Australia - 0.6%
    Westpac Banking, 9.125s, 2001
      (Banks and Credit Cos.)                            $  1,175  $  1,222,470
-------------------------------------------------------------------------------
  Chile - 0.7%
    Empresa Electric Guacolda S.A., 7.6s, 2001
      (Utilities - Electric)#                            $  1,520  $  1,488,962
-------------------------------------------------------------------------------
  China - 0.5%
    Hero Asian BVI Co. Ltd., 9.11s, 2001 (Utilities)#    $  1,033  $  1,005,938
-------------------------------------------------------------------------------
  Germany - 2.3%
    KFW International Finance Inc., 9.4s, 2004           $  1,068  $  1,177,961
    Landesbank Baden Wurttemberg, 7.875s, 2004
      (Banks and Credit Cos.)                               3,445     3,585,212
                                                                   ------------
                                                                   $  4,763,173
-------------------------------------------------------------------------------
  Norway - 1.6%
    Union Bank Norway, 7.35s, 2049
      (Banks and Credit Cos.)#                           $  3,339  $  3,265,208
-------------------------------------------------------------------------------
  South Korea - 0.5%
    Export-Import Bank Korea, 7.1s, 2007
      (Banks and Credit Cos.)                            $    900  $    887,760
-------------------------------------------------------------------------------
  Spain - 1.0%
    Kingdom of Spain, 9.125s, 2000                       $  2,000  $  2,043,160
-------------------------------------------------------------------------------
  Supra-National - 1.8%
    Corporacion Andina de Fomento, 7.1s, 2003
      (Banks and Credit Cos.)                            $  3,800  $  3,723,240
-------------------------------------------------------------------------------
  Sweden - 0.8%
    AB Spintab, 6.8s, 2049 (Banks and Credit Cos.)#      $  1,620  $  1,574,526
-------------------------------------------------------------------------------
Total Foreign Bonds                                                $ 20,807,222
-------------------------------------------------------------------------------
Total Bonds (Identified Cost, $191,747,074)                         188,361,322
-------------------------------------------------------------------------------

Repurchase Agreement - 10.8%
-------------------------------------------------------------------------------
    Goldman Sachs, dated 10/29/99, due 11/01/99,
      total to be received $22,179,570 (secured by
      various U.S. Treasury and Federal Agency
      obligations in a jointly traded account), at Cost  $ 22,170  $ 22,170,000
-------------------------------------------------------------------------------
Total Investments (Identified Cost, $213,917,074)                  $210,531,322

Other Assets, Less Liabilities - (2.7)%                              (5,468,905)
-------------------------------------------------------------------------------
Net Assets - 100.0%                                                $205,062,417
-------------------------------------------------------------------------------
 #SEC Rule 144A restriction.
##Security segregated as collateral for an open futures contract.

See notes to financial statements.

FINANCIAL STATEMENTS

Statement of Assets and Liabilities (Unaudited)
----------------------------------------------------------------------------------------
OCTOBER 31, 1999
----------------------------------------------------------------------------------------
Assets:
  Investments, at value (identified cost, $191,747,074)                    $ 188,361,322
  Repurchase agreement, at value                                              22,170,000
                                                                           -------------
      Total investments, at value (identified cost, $213,917,074)          $ 210,531,322
  Cash                                                                            41,303
  Receivable for Fund shares sold                                              1,103,825
  Receivable for investments sold                                              3,306,556
  Interest receivable                                                          2,609,939
  Other assets                                                                     2,282
                                                                           -------------
      Total assets                                                         $ 217,595,227
                                                                           -------------
Liabilities:
  Distributions payable                                                    $     228,193
  Payable for Fund shares reacquired                                             829,292
  Payable for investments purchased                                           11,284,094
  Payable for daily variation margin on open futures contracts                    28,000
  Payable to affiliates -
    Management fee                                                                 6,737
    Shareholder servicing agent fee                                                1,684
    Distribution and service fee                                                  11,850
    Administrative fee                                                               253
  Accrued expenses and other liabilities                                         142,707
                                                                           -------------
      Total liabilities                                                    $  12,532,810
                                                                           -------------
Net assets                                                                 $ 205,062,417
                                                                           =============

Net assets consist of:
  Paid-in capital                                                          $ 220,292,497
  Unrealized depreciation on investments                                      (3,374,224)
  Accumulated net realized loss on investments                               (11,648,829)
  Accumulated distributions in excess of net investment income                  (207,027)
                                                                           -------------
      Total                                                                $ 205,062,417
                                                                           -------------
Shares of beneficial interest outstanding                                     30,370,345
                                                                           =============

Class A shares:
  Net asset value per share
    (net assets of $125,188,899 / 18,521,966 shares of beneficial
     interest outstanding)                                                     $6.76
                                                                               =====
  Offering price per share (100 / 97.5 of net asset value per share)           $6.93
                                                                               =====

Class B shares:
  Net asset value and offering price per share
    (net assets of $53,601,625 / 7,958,531 shares of beneficial interest
     outstanding)                                                              $6.74
                                                                               =====

Class C shares:
  Net asset value and offering price per share
    (net assets of $24,621,846 / 3,645,129 shares of beneficial interest
     outstanding)                                                              $6.75
                                                                               =====

Class I shares:
  Net asset value, offering price, and redemption price per share
    (net assets of $1,650,047 / 244,719 shares of beneficial interest
     outstanding)                                                              $6.74
                                                                               =====

On sales of $50,000 or more, the offering price of Class A shares is reduced.
A contingent deferred sales charge may be imposed on redemptions of Class A, Class B, and
Class C shares.

See notes to financial statements.

Statement of Operations (Unaudited)
--------------------------------------------------------------------------
SIX MONTHS ENDED OCTOBER 31, 1999
--------------------------------------------------------------------------

Net investment income:
  Interest income                                              $ 6,880,384
                                                               -----------
  Expenses -
    Management fee                                             $   416,182
    Trustees' compensation                                          12,515
    Shareholder servicing agent fee                                104,045
    Distribution and service fee (Class A)                          96,861
    Distribution and service fee (Class B)                         249,454
    Distribution and service fee (Class C)                         119,189
    Administrative fee                                              15,606
    Custodian fee                                                   46,866
    Printing                                                        19,402
    Postage                                                         12,546
    Auditing fees                                                   16,158
    Legal fees                                                       2,021
    Miscellaneous                                                  126,263
                                                               -----------
      Total expenses                                           $ 1,237,108
    Fees paid indirectly                                           (11,581)
                                                               -----------
      Net expenses                                             $ 1,225,527
                                                               -----------
        Net investment income                                  $ 5,654,857
                                                               -----------
Realized and unrealized gain (loss) on investments:
  Realized gain (loss) (identified cost basis) -
    Investment transactions                                    $(1,733,701)
    Futures contracts                                               43,029
                                                               -----------
        Net realized loss on investments                       $(1,690,672)
                                                               -----------
  Change in unrealized appreciation (depreciation) -
    Investments                                                $(1,809,149)
    Futures contracts                                               11,528
                                                               -----------
        Net unrealized loss on investments                     $(1,797,621)
                                                               -----------
          Net realized and unrealized loss on investments      $(3,488,293)
                                                               -----------
            Increase in net assets from operations             $ 2,166,564
                                                               ===========

See notes to financial statements.

Statement of Changes in Net Assets
------------------------------------------------------------------------------------------
                                                          SIX MONTHS ENDED      YEAR ENDED
                                                          OCTOBER 31, 1999  APRIL 30, 1999
                                                               (UNAUDITED)
------------------------------------------------------------------------------------------
Increase (decrease) in net assets:
From operations -
  Net investment income                                     $   5,654,857    $  10,889,038
  Net realized loss on investments                             (1,690,672)      (2,645,933)
  Net unrealized loss on investments                           (1,797,621)      (1,382,793)
                                                            -------------    -------------
      Increase in net assets from operations                $   2,166,564    $   6,860,312
                                                            -------------    -------------

Distributions declared to shareholders -
  From net investment income (Class A)                      $  (3,623,286)   $  (6,851,802)
  From net investment income (Class B)                         (1,293,880)      (2,396,262)
  From net investment income (Class C)                           (566,172)      (1,138,922)
  From net investment income (Class I)                            (46,887)        (109,991)
                                                            -------------    -------------
      Total distributions declared to shareholders          $  (5,530,225)   $ (10,496,977)
                                                            -------------    -------------
Net increase (decrease) in net assets from Fund share
  transactions                                              $  (4,229,372)   $  60,124,700
                                                            -------------    -------------
      Total increase (decrease) in net assets               $  (7,593,033)   $  56,488,035
Net assets:
  At beginning of period                                      212,655,450      156,167,415
                                                            -------------    -------------

At end of period (including accumulated distributions in
  excess of net investment income of $207,027 and
  $331,659, respectively)                                   $ 205,062,417    $ 212,655,450
                                                            =============    =============

See notes to financial statements.

Financial Highlights
-------------------------------------------------------------------------------------------------------------------------------
                                                                                  YEAR ENDED APRIL 30,
                                SIX MONTHS ENDED         ----------------------------------------------------------------------
                                OCTOBER 31, 1999              1999           1998           1997           1996            1995
                                     (UNAUDITED)
----------------------------------------------------------------------------------------------------------------------------------
                                         CLASS A
----------------------------------------------------------------------------------------------------------------------------------
Per share data (for a share outstanding
  throughout each period):
Net asset value - beginning of
  period                                  $ 6.87            $ 6.99         $ 7.04         $ 7.12         $ 7.10          $ 7.14
                                          ------            ------         ------         ------         ------          ------
Income from investment operations# -
  Net investment income(S)                $ 0.20            $ 0.43         $ 0.48         $ 0.47         $ 0.48          $ 0.46
  Net realized and unrealized gain
    (loss) on investments                  (0.12)            (0.14)         (0.07)         (0.06)          0.03           (0.04)
                                          ------            ------         ------         ------         ------          ------
      Total from investment
        operations                        $ 0.08            $ 0.29         $ 0.41         $ 0.41         $ 0.51          $ 0.42
                                          ------            ------         ------         ------         ------          ------

Less distributions declared to
  shareholders -
  From net investment income              $(0.19)           $(0.41)        $(0.46)        $(0.47)        $(0.48)         $(0.46)
  In excess of net investment
    income                                  --                --             --            (0.02)         (0.01)           --
                                          ------            ------         ------         ------         ------          ------
      Total distributions declared
        to shareholders                   $(0.19)           $(0.41)        $(0.46)        $(0.49)        $(0.49)         $(0.46)
                                          ------            ------         ------         ------         ------          ------
Net asset value - end of period           $ 6.76            $ 6.87         $ 6.99         $ 7.04         $ 7.12          $ 7.10
                                          ======            ======         ======         ======         ======          ======
Total return(+)                             1.22%++           4.26%          5.97%          5.83%          7.50%           6.09%
Ratios (to average net assets)/
  Supplemental data(S):
    Expenses##                              0.89%+            0.84%          0.89%          0.94%          0.95%           0.95%
    Net investment income                   5.75%+            6.14%          6.70%          6.57%          6.73%           6.54%
Portfolio turnover                            35%              278%           288%           489%           385%            498%
Net assets at end of period (000
  Omitted)                              $125,189          $134,086        $95,342        $91,887        $98,582         $85,773

(S) Subject to reimbursement by the Fund, MFS has voluntarily agreed, under a temporary expense reimbursement agreement, to pay all of the Fund's operating expenses, exclusive of management and distribution and service fees. In consideration, the Fund pays MFS a fee not greater than 0.40% of average daily net assets. To the extent actual expenses were over/under this limitation, the net investment income per share and the ratios would have been:

      Net investment income                 --                --           $ 0.48         $ 0.47         $ 0.48          $ 0.46
      Ratios (to average net assets):
        Expenses##                          --                --             0.87%          0.89%          0.91%           0.97%
        Net investment income               --                --             6.72%          6.62%          6.77%           6.52%

  + Annualized.
 ++ Not annualized.
  # Per share data are based on average shares outstanding.
 ## Ratios do not reflect expense reductions from certain expense offset arrangements.
(+) Total returns for Class A shares do not include the applicable sales charge. If the charge had been included, the results would have been lower.

See notes to financial statements.

Financial Highlights - continued
-------------------------------------------------------------------------------------------------------------------------------
                                                                                  YEAR ENDED APRIL 30,
                                 SIX MONTHS ENDED         ---------------------------------------------------------------------
                                 OCTOBER 31, 1999             1999           1998           1997           1996            1995
                                      (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------------------
                                          CLASS B
-------------------------------------------------------------------------------------------------------------------------------
Per share data (for a share outstanding
  throughout each period):
Net asset value - beginning of period      $ 6.85           $ 6.97         $ 7.03         $ 7.11         $ 7.10          $ 7.14
                                           ------           ------         ------         ------         ------          ------
Income from investment operations# -
  Net investment income(S)                 $ 0.17           $ 0.38         $ 0.41         $ 0.41         $ 0.42          $ 0.41
  Net realized and unrealized gain
    (loss) on investments                   (0.11)           (0.14)         (0.07)         (0.05)          0.03           (0.05)
                                           ------           ------         ------         ------         ------          ------
      Total from investment
        operations                         $ 0.06           $ 0.24         $ 0.34         $ 0.36         $ 0.45          $ 0.36
                                           ------           ------         ------         ------         ------          ------

Less distributions declared to
  shareholders -
  From net investment income               $(0.17)          $(0.36)        $(0.40)        $(0.42)        $(0.42)         $(0.40)
  In excess of net investment income         --               --             --            (0.02)         (0.02)           --
                                           ------           ------         ------         ------         ------          ------
      Total distributions declared to
        shareholders                       $(0.17)          $(0.36)        $(0.40)        $(0.44)        $(0.44)         $(0.40)
                                           ------           ------         ------         ------         ------          ------
Net asset value - end of period            $ 6.74           $ 6.85         $ 6.97         $ 7.03         $ 7.11          $ 7.10
                                           ======           ======         ======         ======         ======          ======
Total return                                 0.83%++          3.48%          4.98%          4.99%          6.52%           5.20%
Ratios (to average net assets)/
  Supplemental data(S):
    Expenses##                               1.67%+           1.61%          1.70%          1.78%          1.75%           1.81%
    Net investment income                    4.95%+           5.33%          5.80%          5.75%          5.90%           5.73%
Portfolio turnover                             35%             278%           288%           489%           385%            498%
Net assets at end of period
 (000 Omitted)                            $53,602          $52,883        $39,229        $34,875        $26,464         $17,334

(S) Subject to reimbursement by the Fund, MFS has voluntarily agreed, under a temporary expense reimbursement agreement, to pay all of the Fund's operating expenses, exclusive of management and distribution and service fees. In consideration, the Fund pays MFS a fee not greater than 0.40% of average daily net assets. To the extent actual expenses were over/under this limitation, the net investment income per share and the ratios would have been:
      Net investment income                  --               --           $ 0.41         $ 0.41         $ 0.42          $ 0.41
      Ratios (to average net assets):
        Expenses##                           --               --             1.68%          1.77%          1.77%           1.82%
        Net investment income                --               --             5.82%          5.76%          5.88%           5.72%
 +  Annualized.
++  Not annualized.
 #  Per share data are based on average shares outstanding.
##  Ratios do not reflect expense reductions from certain expense offset arrangements.

See notes to financial statements.

Financial Highlights - continued
-----------------------------------------------------------------------------------------------------------------------------
                                                                        YEAR ENDED APRIL 30,                     PERIOD ENDED
                                SIX MONTHS ENDED         --------------------------------------------------         APRIL 30,
                                OCTOBER 31, 1999             1999           1998          1997         1996             1995*
                                     (UNAUDITED)
-----------------------------------------------------------------------------------------------------------------------------
                                         CLASS C
-----------------------------------------------------------------------------------------------------------------------------
Per share data (for a share outstanding
  throughout each period):
Net asset value - beginning of
  period                                  $ 6.86           $ 6.99         $ 7.05        $ 7.13       $ 7.11            $ 7.08
                                          ------           ------         ------        ------       ------            ------
Income from investment operations# -
  Net investment income(S)                $ 0.17           $ 0.36         $ 0.41        $ 0.41       $ 0.41            $ 0.37
  Net realized and unrealized gain
    (loss) on investments                  (0.12)           (0.14)         (0.07)        (0.06)        0.04             (0.01)
                                          ------           ------         ------        ------       ------            ------
      Total from investment
        operations                        $ 0.05           $ 0.22         $ 0.34        $ 0.35       $ 0.45            $ 0.36
                                          ------           ------         ------        ------       ------            ------

Less distributions declared to
  shareholders -
  From net investment income              $(0.16)          $(0.35)        $(0.40)       $(0.41)      $(0.41)           $(0.33)
  In excess of net investment income        --               --             --           (0.02)       (0.02)             --
                                          ------           ------         ------        ------       ------            ------
      Total distributions declared
        to shareholders                   $(0.16)          $(0.35)        $(0.40)       $(0.43)      $(0.43)           $(0.33)
                                          ------           ------         ------        ------       ------            ------
Net asset value - end of period           $ 6.75           $ 6.86         $ 6.99        $ 7.05       $ 7.13            $ 7.11
                                          ======           ======         ======        ======       ======            ======
Total return                                0.79%++          3.23%          4.94%         5.08%        6.44%             5.25%++
Ratios (to average net assets)/
  Supplemental data(S):
    Expenses##                              1.74%+           1.69%          1.74%         1.80%        1.80%             1.85%+
    Net investment income                   4.88%+           5.19%          5.76%         5.80%        5.76%             6.01%+
Portfolio turnover                            35%             278%           288%          489%         385%              498%
Net assets at end of period
 (000 Omitted)                           $24,622          $24,228        $20,131       $18,862      $13,842            $4,450

(S) Subject to reimbursement by the Fund, MFS has voluntarily agreed, under a temporary expense reimbursement agreement, to pay all of the Fund's operating expenses, exclusive of management and distribution and service fees. In consideration, the Fund pays MFS a fee not greater than 0.40% of average daily net assets. To the extent actual expenses were over/under this limitation, the net investment income per share and the ratios would have been:
      Net investment income                 --               --           $ 0.41        $ 0.41       $ 0.41            $ 0.37
      Ratios (to average net assets):
        Expenses##                          --               --             1.72%         1.81%        1.75%             1.88%+
        Net investment income               --               --             5.78%         5.80%        5.81%             5.98%+
 *  For the period from the inception of Class C, July 1, 1994, through April 30, 1995.
 +  Annualized.
++  Not annualized.
 #  Per share data are based on average shares outstanding.
##  Ratios do not reflect expense reductions from certain expense offset arrangements.

See notes to financial statements.

Financial Highlights - continued
-----------------------------------------------------------------------------------------------------------------------------
                                                                               YEAR ENDED APRIL 30,             PERIOD ENDED
                                                SIX MONTHS ENDED          ------------------------------           APRIL 30,
                                                OCTOBER 31, 1999                1999                1998               1997*
                                                     (UNAUDITED)
-----------------------------------------------------------------------------------------------------------------------------
                                                         CLASS I
-----------------------------------------------------------------------------------------------------------------------------
Per share data (for a share outstanding
  throughout each period):
Net asset value - beginning of period                     $ 6.85              $ 6.98              $ 7.04              $ 7.08
                                                          ------              ------              ------              ------
Income from investment operations# -
  Net investment income(S)                                $ 0.20              $ 0.43              $ 0.48              $ 0.15
  Net realized and unrealized loss on investments          (0.11)              (0.14)              (0.07)              (0.03)
                                                          ------              ------              ------              ------
      Total from investment operations                    $ 0.09              $ 0.29              $ 0.41              $ 0.12
                                                          ------              ------              ------              ------
Less distributions declared to shareholders -
  From net investment income                              $(0.20)             $(0.42)             $(0.47)             $(0.15)
  In excess of net investment income                        --                  --                  --                 (0.01)
                                                          ------              ------              ------              ------
      Total distributions declared to shareholders        $(0.20)             $(0.42)             $(0.47)             $(0.16)
                                                          ------              ------              ------              ------
Net asset value - end of period                           $ 6.74              $ 6.85              $ 6.98              $ 7.04
                                                          ======              ======              ======              ======
Total return                                                1.30%++             4.28%               5.98%               1.72%++
Ratios (to average net assets)/Supplemental data(S):
    Expenses##                                              0.74%+              0.69%               0.74%               1.17%+
    Net investment income                                   5.89%+              6.21%               6.75%               8.68%+
Portfolio turnover                                            35%                278%                288%                489%
Net assets at end of period (000 Omitted)                 $1,650              $1,459              $1,466              $1,925

(S) Subject to reimbursement by the Fund, MFS has voluntarily agreed, under a temporary expense reimbursement agreement, to pay all of the Fund's operating expenses, exclusive of management and distribution and service fees. In consideration, the Fund pays MFS a fee not greater than 0.40% of average daily net assets. To the extent actual expenses were over/under this limitation, the net investment income per share and the ratios would have been:
      Net investment income                                 --                  --                $ 0.49              $ 0.15
      Ratios (to average net assets):
        Expenses##                                          --                  --                  0.72%               1.17%+
        Net investment income                               --                  --                  6.77%               8.68%+
 *  For the period from the inception of Class I, January 2, 1997, through April 30, 1997.
 +  Annualized.
++  Not annualized.
 #  Per share data are based on average shares outstanding.
##  Ratios do not reflect expense reductions from certain expense offset arrangements.

See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS (Unaudited)

(1) Business and Organization
MFS Limited Maturity Fund (the Fund) is a diversified series of MFS Series Trust IX (the Trust). The Trust is organized as a Massachusetts business trust and is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

(2) Significant Accounting Policies
General - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment Valuations - Debt securities (other than short-term obligations which mature in 60 days or less), including listed issues, are valued on the basis of valuations furnished by dealers or by a pricing service with consideration to factors such as institutional-size trading in similar groups of securities, yield, quality, coupon rate, maturity, type of issue, trading characteristics, and other market data, without exclusive reliance upon exchange or over-the-counter prices. Short-term obligations, which mature in 60 days or less, are valued at amortized cost, which approximates market value. Futures contracts listed on commodities exchanges are reported at market value using closing settlement prices. Securities for which there are no such quotations or valuations are valued in good faith by the Trustees.

Repurchase Agreements - The Fund may enter into repurchase agreements with institutions that the Fund's investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. The Fund requires that the securities collateral in a repurchase transaction be transferred to the custodian in a manner sufficient to enable the Fund to obtain those securities in the event of a default under the repurchase agreement. The Fund monitors, on a daily basis, the value of the collateral to ensure that its value, including accrued interest, is greater than amounts owed to the Fund under each such repurchase agreement. The Fund, along with other affiliated entities of Massachusetts Financial Services Company (MFS), may utilize a joint trading account for the purpose of entering into one or more repurchase agreements.

Futures Contracts - The Fund may enter into futures contracts for the delayed delivery of securities or contracts based on financial indices at a fixed price on a future date. In entering such contracts, the Fund is required to deposit with the broker either in cash or securities an amount equal to a certain percentage of the contract amount. Subsequent payments are made or received by the Fund each day, depending on the daily fluctuations in the value of the contract, and recorded for financial statement purposes as unrealized gains or losses by the Fund. The Fund's investment in futures contracts is designed to hedge against anticipated future changes in interest rates. Investment in interest rate futures for purposes other than hedging may be made to modify the duration of the portfolio without incurring the additional transaction costs involved in buying and selling the underlying securities. Should interest rates move unexpectedly, the Fund may not achieve the anticipated benefits of the futures contracts and may realize a loss.

Investment Transactions and Income - Investment transactions are recorded on the trade date. Interest income is recorded on the accrual basis. All discount is accreted for financial statement and tax reporting purposes as required by federal income tax regulations. Interest payments received in additional securities are recorded on the ex-interest date in an amount equal to the value of the security on such date.

Fees Paid Indirectly - The Fund's custody fee is calculated as a percentage of the Fund's month end net assets. The fee is reduced according to an arrangement that measures the value of cash deposited with the custodian by the Fund. This amount is shown as a reduction of expenses on the Statement of Operations.

Tax Matters and Distributions - The Fund's policy is to comply with the provisions of the Internal Revenue Code (the Code) applicable to regulated investment companies and to distribute to shareholders all of its taxable income, including any net realized gain on investments. Accordingly, no provision for federal income or excise tax is provided.

Distributions to shareholders are recorded on the ex-dividend date. The Fund distinguishes between distributions on a tax basis and a financial reporting basis and requires that only distributions in excess of tax basis earnings and profits be reported in the financial statements as distributions from paid-in capital. Differences in the recognition or classification of income between the financial statements and tax earnings and profits, which result in temporary over-distributions for financial statement purposes, are classified as distributions in excess of net investment income or net realized gains.

At April 30, 1999, the Fund, for federal income tax purposes, had a capital loss carryforward of $9,938,324 which may be applied against any net taxable realized gains of each succeeding year until the earlier of its utilization or expiration on April 30, 2003, ($3,619,464), April 30, 2005, ($1,432,459), April 30, 2006,
($549,779), and April 30, 2007, ($4,336,622).

Multiple Classes of Shares of Beneficial Interest - The Fund offers multiple classes of shares, which differ in their respective distribution and service fees. All shareholders bear the common expenses of the Fund based on the value of settled shares outstanding of each class, without distinction between share classes. Dividends are declared separately for each class. Differences in per share dividend rates are generally due to differences in separate class expense. Class B shares will convert to Class A shares approximately eight years after purchase.

(3) Transactions with Affiliates
Investment Adviser - The Fund has an investment advisory agreement with Massachusetts Financial Services Company to provide overall investment advisory and administrative services, and general office facilities. The management fee is computed daily and paid monthly at an annual rate of 0.40% of the Fund's average daily net assets.

The Fund pays no compensation directly to its Trustees who are officers of the investment adviser, or to officers of the Fund, all of whom receive remuneration for their services to the Fund from MFS. Certain officers and Trustees of the Fund are officers or directors of MFS, MFS Fund Distributors, Inc. (MFD), and MFS Service Center, Inc. (MFSC). The Fund has an unfunded defined benefit plan for all of its independent Trustees and Mr. Bailey. Included in Trustees' compensation is a net periodic pension expense of $4,403 for the six months ended October 31, 1999.

Administrator - The Fund has an administrative services agreement with MFS to provide the Fund with certain financial, legal, shareholder servicing, compliance, and other administrative services. As a partial reimbursement for the cost of providing these services, the Fund pays MFS an administrative fee at the following annual percentages of the Fund's average daily net assets:

            First $1 billion                               0.0150%
            Next $1 billion                                0.0125%
            Next $1 billion                                0.0100%
            In excess of $3 billion                        0.0000%

Distributor - MFD, a wholly owned subsidiary of MFS, as distributor, received $26,180 for the six months ended October 31, 1999, as its portion of the sales charge on sales of Class A shares of the Fund.

The Trustees have adopted a distribution plan for Class A, Class B, and Class C shares pursuant to Rule 12b-1 of the Investment Company Act of 1940 as follows:

The Fund's distribution plan provides that the Fund will pay MFD up to 0.35% per annum of its average daily net assets attributable to Class A shares in order that MFD may pay expenses on behalf of the Fund related to the distribution and servicing of its shares. These expenses include a service fee paid to each securities dealer that enters into a sales agreement with MFD of up to 0.25% per annum of the Fund's average daily net assets attributable to Class A shares which are attributable to that securities dealer and a distribution fee to MFD of up to 0.10% per annum of the Fund's average daily net assets attributable to Class A shares. MFD retains the service fee for accounts not attributable to a securities dealer, which amounted to $7,972 for the six months ended October 31, 1999. Fees incurred under the distribution plan during the six months ended October 31, 1999, were 0.15% of average daily net assets attributable to Class A shares on an annualized basis. Payment of the remaining 0.10% per annum Class A service fee and of the 0.10% per annum Class A distribution fee will be implemented on such date as the Trustees of the Trust may determine.

The Fund's distribution plan provides that the Fund will pay MFD a distribution fee of 0.75% per annum, and a service fee of up to 0.25% per annum, of the Fund's average daily net assets attributable to Class B and Class C shares. MFD will pay to securities dealers that enter into a sales agreement with MFD all or a portion of the service fee attributable to Class B and Class C shares, and will pay to such securities dealers all of the distribution fee attributable to Class C shares. The service fee is intended to be consideration for services rendered by the dealer with respect to Class B and Class C shares. MFD retains the service fee for accounts not attributable to a securities dealer, which amounted to $1,047 and $24 for Class B and Class C shares, respectively, for the six months ended October 31, 1999. Fees incurred under the distribution plan during the six months ended October 31, 1999, were 0.93% and 1.00% of average daily net assets attributable to Class B and Class C shares, respectively, on an annual basis. Except in the case of the 0.25% per annum Class B service fee paid upon the sale of Class B shares in the first year, the Class B service fee is 0.15% per annum and may increase to a maximum of 0.25% per annum on such date as the Trustees of the Trust may determine.

Certain Class A and Class C shares are subject to a contingent deferred sales charge in the event of a shareholder redemption within 12 months following purchase. A contingent deferred sales charge is imposed on shareholder redemptions of Class B shares in the event of a shareholder redemption within six years of purchase. MFD receives all contingent deferred sales charges. Contingent deferred sales charges imposed during the six months ended October 31, 1999, were $21,860, $102,585, and $4,339 for Class A, Class B, and Class C
shares, respectively.

Shareholder Servicing Agent - MFSC, a wholly owned subsidiary of MFS, earns a fee for its services as shareholder servicing agent. The fee is calculated as a percentage of the Fund's average daily net assets at an effective annual rate of 0.10%.

(4) Portfolio Securities
Purchases and sales of investments, other than short-term obligations, were as follows:

                                                      PURCHASES           SALES
-------------------------------------------------------------------------------
U.S. government securities                          $17,783,712     $21,931,160
                                                    -----------     -----------
Investments (non-U.S. government securities)        $49,243,443     $54,344,585
                                                    -----------     -----------

The cost and unrealized appreciation and depreciation in the value of the investments owned by the Fund, as computed on a federal income tax basis, are as follows:

Aggregate cost                                                     $213,917,074
                                                                   ------------
Gross unrealized depreciation                                      $ (3,494,851)
Gross unrealized appreciation                                           109,099
                                                                   ------------
    Net unrealized depreciation                                    $ (3,385,752)
                                                                   ============

(5) Shares of Beneficial Interest
The Fund's Declaration of Trust permits the Trustees to issue an unlimited number of full and fractional shares of beneficial interest. Transactions in Fund shares were as follows:

Class A Shares
                             SIX MONTHS ENDED OCTOBER 31, 1999         YEAR ENDED APRIL 30, 1999
                             ---------------------------------    ------------------------------
                                       SHARES           AMOUNT           SHARES           AMOUNT
------------------------------------------------------------------------------------------------
Shares sold                        13,332,468    $  90,899,287       89,884,749    $ 625,609,406
Shares issued to shareholders
  in reinvestment of
  distributions                       413,789        2,806,665          718,455        4,986,426
Shares reacquired                 (14,741,949)    (100,501,689)     (84,729,931)    (589,753,636)
                                -------------    -------------    -------------    -------------
    Net increase (decrease)          (995,692)   $  (6,795,737)       5,873,273    $  40,842,196
                                =============    =============    =============    =============

Class B Shares
                             SIX MONTHS ENDED OCTOBER 31, 1999         YEAR ENDED APRIL 30, 1999
                             ---------------------------------    ------------------------------
                                       SHARES           AMOUNT           SHARES           AMOUNT
------------------------------------------------------------------------------------------------
Shares sold                         2,510,031    $  16,995,191        7,595,456    $  52,632,457
Shares issued to shareholders
  in reinvestment of
  distributions                       137,943          932,726          247,817        1,712,458
Shares reacquired                  (2,414,846)     (16,349,446)      (5,746,325)     (39,697,324)
                                -------------    -------------    -------------    -------------
    Net increase                      233,128    $   1,578,471        2,096,948    $  14,647,591
                                =============    =============    =============    =============

Class C Shares
                             SIX MONTHS ENDED OCTOBER 31, 1999         YEAR ENDED APRIL 30, 1999
                             ---------------------------------    ------------------------------
                                       SHARES           AMOUNT           SHARES           AMOUNT
------------------------------------------------------------------------------------------------
Shares sold                         1,716,883    $  11,623,939        3,684,433    $  25,649,796
Shares issued to shareholders
  in reinvestment of
  distributions                        53,069          359,808          109,967          762,710
Shares reacquired                  (1,654,310)     (11,212,339)      (3,144,596)     (21,810,087)
                                -------------    -------------    -------------    -------------
    Net increase                      115,642    $     771,408          649,804    $   4,602,419
                                =============    =============    =============    =============

Class I Shares
                             SIX MONTHS ENDED OCTOBER 31, 1999         YEAR ENDED APRIL 30, 1999
                             ---------------------------------    ------------------------------
                                       SHARES           AMOUNT           SHARES           AMOUNT
------------------------------------------------------------------------------------------------
Shares sold                            36,067    $     245,192          153,379    $   1,065,556
Shares issued to shareholders
  in reinvestment of
  distributions                         6,932           46,920           15,876          109,990
Shares reacquired                     (11,146)         (75,626)        (166,408)      (1,143,052)
                                -------------    -------------    -------------    -------------
    Net increase                       31,853    $     216,486            2,847    $      32,494
                                =============    =============    =============    =============


(6) Line of Credit
The Fund and other affiliated funds participate in an $820 million unsecured line of credit provided by a syndication of banks under a line of credit agreement. Borrowings may be made to temporarily finance the repurchase of Fund shares. Interest is charged to each fund, based on its borrowings, at a rate equal to the bank's base rate. In addition, a commitment fee, based on the average daily unused portion of the line of credit, is allocated among the participating funds at the end of each quarter. The commitment fee allocated to the Fund for the six months ended October 31, 1999, was $663. The Fund had no significant borrowings during the period.

(7) Financial Instruments
The Fund trades financial instruments with off-balance-sheet risk in the normal course of its investing activities in order to manage exposure to market risks such as interest rates. These financial instruments include futures contracts. The notional or contractual amounts of these instruments represent the investment the Fund has in particular classes of financial instruments and does not necessarily represent the amounts potentially subject to risk. The measurement of the risks associated with these instruments is meaningful only when all related and offsetting transactions are considered.

Futures Contracts

                                                                     UNREALIZED
DESCRIPTION                        EXPIRATION  CONTRACTS POSITION  APPRECIATION
--------------------------------------------------------------------------------
U.S. Treasury Notes             December 1999         56    Short       $11,528

At October 31, 1999, the Fund had sufficient cash and/or securities to cover any margin requirements under these contracts.

                      MFS' YEAR 2000 READINESS DISCLOSURE

MFS Investment Management(R), as an investment adviser and
on behalf of the MFS funds, is committed to the effective
use of technology in managing our portfolio investments,
delivering high-quality service to MFS fund shareholders,     [Graphic Omitted]
retirement plan participants, and MFS' institutional clients, and supporting the financial consultants who sell our products.

MFS can now say that it is ready for the Year 2000. Our testing has demonstrated that MFS' computer hardware and software will recognize "00" as the Year 2000 and will not confuse those digits with 1900. All of our critical business applications and processes have been successfully tested, and we have adopted companywide policies that will help us maintain our readiness through the remainder of the year. Any new technology that is brought into the company before the end of the year will be held to the samestringent standards as our current technology. We have also developed a vendor readiness survey, contacted over 700 of our vendors, and established an ongoing process to review responses, as well as to review readiness statements of new vendors and products.

MFS recognizes that fund shareholders and institutional clients also are concerned about whether the companies whose securities are held in their portfolios are addressing Y2K issues. As part of the MFS Original Research(R) process of evaluating portfolio investments, one of the many relevant factors that MFS' portfolio managers and research analysts may consider is a company's Y2K readiness.

Y2K readiness is an enormously complex, worldwide issue. No company or institution can guarantee that it will be unaffected by the Y2K issue. While MFS is taking significant steps to protect the integrity of its internal systems, there can be no assurance that these steps will be sufficient to avoid any adverse impact on MFS fund shareholders, retirement plan participants, or institutional clients.

If you have further questions regarding MFS' Year 2000 Readiness Program, please visit our Web site at www.mfs.com, call our toll-free line, 1-800-637-4406, or write to the MFS Year 2000 Program Management Office by e-mail at y2k@mfs.com or by letter at 500 Boylston Street, Boston, MA 02116-3741.

MFS(R) MUNICIPAL LIMITED MATURITY FUND

TRUSTEES                                                   SECRETARY
Richard B. Bailey - Private Investor; Former               Stephen E. Cavan*
Chairman and Director (until 1991), MFS Investment
Management(R)                                              ASSISTANT SECRETARY
                                                           James R. Bordewick, Jr.*
J. Atwood Ives+ - Chairman and Chief Executive
Officer, Eastern Enterprises (diversified services         CUSTODIAN
company)                                                   State Street Bank and Trust Company

Lawrence T. Perera+ - Partner, Hemenway & Barnes           INVESTOR INFORMATION
(attorneys)                                                For information on MFS mutual funds, call your
                                                           financial consultant or, for an information kit,
William J. Poorvu+ - Adjunct Professor, Harvard            call toll free: 1-800-637-2929 any business day
University Graduate School of Business                     from 9 a.m. to 5 p.m. Eastern time (or leave a
Administration                                             message anytime).

Charles W. Schmidt+ - Private Investor                     INVESTOR SERVICE
                                                           MFS Service Center, Inc.
Arnold D. Scott* - Senior Executive Vice                   P.O. Box 2281
President, Director, and Secretary, MFS Investment         Boston, MA 02107-9906
Management
                                                           For general information, call toll free:
Jeffrey L. Shames* - Chairman and Chief Executive          1-800-225-2606 any business day from
Officer, MFS Investment Management                         8 a.m. to 8 p.m. Eastern time.

Elaine R. Smith+ - Independent Consultant                  For service to speech- or hearing-impaired, call
                                                           toll free: 1-800-637-6576 any business day from
David B. Stone+ - Chairman, North American                 9 a.m. to 5 p.m. Eastern time. (To use this service,
Management Corp. (investment advisers)                     your phone must be equipped with a
                                                           Telecommunications Device for the Deaf.)
INVESTMENT ADVISER
Massachusetts Financial Services Company                   For share prices, account balances, exchanges, or
500 Boylston Street                                        MFS stock and bond market outlooks, call toll
Boston, MA 02116-3741                                      free: 1-800-MFS-TALK (1-800-637-8255) anytime from
                                                           a touch-tone telephone.
DISTRIBUTOR
MFS Fund Distributors, Inc.                                WORLD WIDE WEB
500 Boylston Street                                        www.mfs.com
Boston, MA 02116-3741

CHAIRMAN AND PRESIDENT
Jeffrey L. Shames*

PORTFOLIO MANAGER
James J. Calmas*

TREASURER
W. Thomas London*

ASSISTANT TREASURERS
Mark E. Bradley*
Ellen Moynihan*
James O. Yost*


+ Independent Trustee
* MFS Investment Management

MFS(R) LIMITED MATURITY FUND                                        ------------
                                                                      BULK RATE
                                                                    U.S. POSTAGE
[Logo] M F S(R)                                                         PAID
INVESTMENT MANAGEMENT                                                    MFS
We invented the mutual fund(R)                                      ------------

500 Boylston Street
Boston, MA 02116-3741



(c)1999 MFS Investment Management(R).
MFS(R) investment products are offered through MFS Fund Distributors, Inc., 500 Boylston Street, Boston, MA 02116

                                              MLM-3  12/99 16.5M  36/236/336/836